Exhibit 28 (d)(1)(A)
Schedule A
(as amended November 20, 2017)
to the
Investment Advisory Agreement
dated
May 1, 2012
As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Adviser, each Fund shall pay the Adviser an annual fee based on the average daily net asset value of the respective Fund in accordance with Section 3 of the Investment Advisory Agreement and the following schedule:
Fund	Fee Rate
SFT Advantus Bond Fund	0.40% of assets to $1 billion; 0.35% of assets exceeding $1 billion
SFT Advantus Money Market Fund	0.30% of assets to $1 billion; 0.25% of assets exceeding $1 billion
SFT Advantus Mortgage Securities Fund	0.40% of assets to $1 billion; 0.35% of assets exceeding $1 billion
SFT Advantus Index 500 Fund	0.15% of assets to $1 billion; 0.10% of assets exceeding $1 billion
SFT Advantus International Bond Fund	0.60% of assets to $1 billion; 0.55% of assets exceeding $1 billion
SFT Advantus Index 400 Mid-Cap Fund	0.15% of assets to $1 billion; 0.10% of assets exceeding $1 billion
SFT Advantus Real Estate Securities Fund	0.70% of assets to $1 billion; 0.65% of assets exceeding $1 billion
SFT Advantus Managed Volatility Fund	0.65% of assets
SFT Ivysm Growth Fund	0.67% of assets to $500 million; and 0.625% of next $300 million of assets; and 0.60% of next $200 million of assets; and 0.50% of assets exceeding $1 billion
SFT Ivysm Small Cap Growth Fund	0.85% of assets to $1 billion; and 0.80% of next $2 billion of assets; and 0.76% of assets exceeding $3 billion
SFT Wellington Core Equity Fund*	0.65% of all assets
SFT T. Rowe Price Value Fund	0.67% of assets to $1 billion; and 0.65% of next $1.5 billion of assets; and 0.60% of assets exceeding $2.5 billion
SFT Advantus Managed Volatility Equity Fund	0.65% of assets
*Effective as of November 20, 2017.
1